                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [x]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [x] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                ATLAS AIR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                             [ALTAS AIR, INC. LOGO]

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                                                                  April 28, 1998

Dear Stockholder:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Atlas Air, Inc. The Annual Meeting will be held at 10:00 a.m. Denver time on Wednesday, June 3, 1998, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement. In addition, members of management will report on the Company's operations and answer stockholder questions.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                            Sincerely,

                                            /s/ MICHAEL A. CHOWDRY
                                            MICHAEL A. CHOWDRY
                                            Chairman of the Board,
                                            Chief Executive Officer and
                                            President

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 28, 1998

To the Stockholders of ATLAS AIR, INC.:

     The Annual Meeting of Stockholders of Atlas Air, Inc. (the "Company") will be held on Wednesday, June 3, 1998 at 10:00 a.m. Denver time, at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202, for the following purposes: (i) to elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualify; (ii) to approve the appointment of Arthur Andersen LLP as independent auditors of the Company for fiscal year 1998; (iii) to approve an amendment to the 1995 Stock Option Plan; and (iv) to transact such other business as may properly come before the meeting.

     The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting or at any adjournment thereof is the close of business on April 24, 1998.

     A copy of the Company's Annual Report on Form 10-K (the "Form 10-K"), as filed with the Securities and Exchange Commission (the "Commission") for the year ended December 31, 1997, is enclosed.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to American Securities Transfer, Inc., Attention: Proxy Department, 938 Quail Street, Suite 101, Lakewood, Colorado, 80215.

                                            By Order of the Board of Directors,

                                            /s/ DAVID BRICTSON
                                            DAVID BRICTSON
                                            Secretary

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401

                            PROXY STATEMENT FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy, being mailed to stockholders on or about April 28, 1998, is solicited by the Board of Directors of Atlas Air, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, June 3, 1998. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 is being furnished to each stockholder with this Proxy Statement. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

     The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, or by employees of the Company. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on April 24, 1998, will be entitled to vote at the Annual Meeting. On that date there were 22,504,634 shares of the Common Stock of the Company (the "Common Stock") outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                         ITEM 1. ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each director to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The persons named as proxies on the enclosed proxy have been designated by the Board of Directors and intend to vote, unless otherwise directed, for the nominees listed below.

     The Board of Directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, or vote to reduce the number of directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than seven directors. The election of the nominees to the Board of Directors requires the affirmative vote of a plurality of the shares held by stockholders present at the Meeting in person or by proxy.

INFORMATION WITH RESPECT TO NOMINEES

     The following information sets forth the name and age of each nominee, all other positions or offices, if any, now held by him with the Company and his principal occupation during the past five years.

     Berl Bernhard, 68, has been a member of the Washington based law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1960 and has served as its Chairman since 1982. He was nominated by President Kennedy and confirmed by the Senate in 1961 to serve as Staff Director of the U.S. Commission on Civil Rights. He was Special Advisor to Secretary of State Dean Rusk and Under Secretary of State W. Averell Harriman (1963-65), and was Senior Advisor to Secretary of State Edmund S. Muskie (1980-81). He also served as a Trustee of Dartmouth College (1974-1984). He acted as special counsel to the Trustees of Eastern Airlines and special counsel to the Chairman of Northwest Airlines, and served as Trustee of the Federal City Council from 1988-1992. Mr. Bernhard served as Chairman of the Aspen Institute from 1991-1996 as well as Chairman of its Executive Committee. He was a director of Uniroyal Chemical Company, Inc. and UNC Inc.

     Michael A. Chowdry, 43, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in August 1992, and served as President from July 1995 to May 1996 and September 1997 to the present. He is also Chairman of the Board (since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.

     Lawrence W. Clarkson, 59, has been President of Boeing Enterprises since February 1997, where he is responsible for establishing and directing new airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of The Boeing Company ("Boeing"). Since April 1992 he has also been a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing which he joined in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of U.S.-Pacific Economic Cooperation Council and Chairman of the National Center for APEC, and as a Director of the U.S.-China Business Council, the National Association of Manufacturers and the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research Council -- Committee on Japan.

     David K.P. Li, 58, has been a member of the Company's Board of Directors since April 16, 1998. He has been Chairman of the Bank of East Asia, Limited since 1997 and a director and the Chief Executive of the Bank of East Asia, Limited since 1981. He is a director of Campbell Soup Company, CATIC Shenzhen Holdings Limited, CBS Corporation, Chelsfield Plc., China Merchants China Direct Investments Limited, China Overseas Land & Investment Limited, Dow Jones & Company, Inc., Guangnan (Holdings) Limited, The Hong Kong and China Gas Company Limited, The Hongkong and Shanghai Hotels, Limited, Hong Kong Interbank Clearing Limited, The Hong Kong Mortgage Corporation Limited, Hong Kong Telecommunications Limited (Deputy Chairman), KTP Holdings Limited, New World Infrastructure Limited, PowerGen Plc., San Miguel Brewery Hong Kong Limited, Sime Darby Berhad and Sime Darby Hong Kong Limited, South China Morning Post (Holdings) Limited and Vitasoy International Holdings Limited. Mr. Li serves on the international advisory boards of Avon Products Inc., Bank Austria, Bank of Montreal, Carlos P. Romulo Foundation for Peace and Development, Daimler-Benz AG, Federal Reserve Bank of New York's International Capital Markets Advisory Committee, Gulfstream Aerospace, IBM, Jardine Fleming Asian Property Company, Lafarge, PowerGen and Rolls-Royce Plc.

     David T. McLaughlin, 66, has been a member of the Company's Board of Directors since September 1995. He has been President and Chief Executive Officer of The Aspen Institute since his appointment in 1988, as well as Chairman of its Board of Trustees since 1994. From 1972 to 1977 he served as Chief Executive Officer of The Toro Company, and served as its Chairman from 1977 to 1981. From 1981 to 1987, he served as president of Dartmouth College. He is currently a director of ARCO, Chase Manhattan Corporation, Westinghouse Electric Corporation, CBS Inc., Standard Fusee Corporation, and PartnerRe, Inc. and serves as a member of the Board of Trustees of the Asia Foundation Center for Asian Pacific Affairs.

     Brian Rowe, 66, has been a member of the Company's Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in

January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President of General Electric Aircraft Engines (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to
1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to 1974).

     Richard H. Shuyler, 51, has been a member of the Company's Board of Directors since March 1995 and was Senior Vice President -- Finance, Chief Financial Officer and Treasurer of the Company from June 1994 to February 1998. As of February 1998, Mr. Shuyler became Executive Vice President -- Strategic Planning of the Company and also retained his position as Treasurer. From January 1993 to June 1994, he was Senior Vice President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. ("TWA"). From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
                   VOTE FOR THE ELECTION OF EACH NOMINEE FOR
                             DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS

     The following table sets forth as of the date hereof the executive officers of the Company.

NAME                                            POSITION(S)
----                                            -----------
Michael A. Chowdry.......  Chairman of the Board, Chief Executive Officer and
                             President
Richard H. Shuyler.......  Executive Vice President -- Strategic Planning and
                           Treasurer
James T. Matheny.........  Senior Vice President -- Operations
R. Terrence Rendleman....  Senior Vice President -- Flight and Technical
                           Operations
Stanley G. Wraight.......  Senior Vice President -- Marketing
Stephen C. Nevin.........  Vice President and Chief Financial Officer

     For biographical information about Messrs. Chowdry and Shuyler see "Information With Respect to Nominees."

     James T. Matheny, 58, has been Senior Vice President -- Operations of the Company since December 1992. From 1991 to 1992, he was Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet based in Japan.

     R. Terrence Rendleman, 53, has been Senior Vice President--Technical Services and Flight Operations since November 18, 1996. From June 1993 to October 1996, he was Senior Vice President for Maintenance Operations at United Airlines. Prior to that, he served as Senior Vice President--Technical Operations at Northwest Airlines from April 1985 to June 1993. From January 1983 to April 1985, he served as Vice President of Engineering and Maintenance at Braniff Airlines, where he was a Boeing 727 pilot from 1979 to 1983.

     Stanley G. Wraight, 51, has been Senior Vice President -- Marketing since May 1997. From 1995 to 1997, he led KLM's worldwide sales efforts. From 1965 to 1995, he was employed by KLM in various capacities, including Vice President of KLM's sales, marketing and operations in Asia, Australia and the Middle East.

     Stephen C. Nevin, 48, has been Vice President and Chief Financial Officer since February 16, 1998. From May 1994 to January 1998, he was Senior Vice President of Finance and Chief Financial Officer at AirTran

Holdings, Inc. From December 1982 to April 1994, he served as a Vice President at McDonnell Douglas Finance Corporation.

      SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     Set forth in the following table is the beneficial ownership of Common Stock as of April 24, 1998 for (i) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of Common Stock,
(ii) all Directors, (iii) each of the Company's five most highly compensated executive officers, including the Company's Chief Executive Officer and President (the "Named Executive Officers") and (iv) all Directors and Named Executive Officers as a group.

                                                         NUMBER OF SHARES OF     PERCENT OF
                                                            COMMON STOCK         OUTSTANDING
NAME                                                    BENEFICIALLY OWNED(1)      SHARES
----                                                    ---------------------    -----------
Michael A. Chowdry(2).................................       13,292,628             59.1%
Richard H. Shuyler....................................          169,088                *
James T. Matheny......................................           51,605                *
R. Terrence Rendleman.................................           10,000                *
Stanley G. Wraight....................................            4,000                *
Berl Bernhard.........................................            1,475                *
Lawrence W. Clarkson..................................            2,661                *
David K.P. Li.........................................            2,000                *
David T. McLaughlin...................................            3,599                *
Brian Rowe............................................           18,022                *
Mickey P. Foret(3)....................................          317,180              1.4
All Directors and Executive Officers as a Group.......       13,872,258             61.6%

---------------

 *  Represents less than 1% beneficial ownership.

(1) Unless otherwise indicated, ownership means sole voting and investment power. As to each person or group named in the table, the table includes the following shares issuable upon the exercise of options that are exercisable within 60 days from April 24, 1998: Mr. Chowdry -- 35,627 shares; Mr. Shuyler -- 115,246 shares; Mr. Matheny -- 51,605 shares; Mr.
    Rendleman -- 10,000 shares; Mr. Wraight -- 4,000 shares; Mr.
    Bernhard -- 1,000 shares; Mr. Clarkson -- 2,000 shares; Mr. Li -- 2,000 shares; Mr. McLaughlin -- 3,000 shares; Mr. Rowe -- 3,000 shares; Mr.
    Foret -- 317,180 shares; and all directors and executive officers as a group -- 544,658 shares.

(2) The number of shares of Common Stock listed for Mr. Chowdry includes 7,151,001 shares held by Chowdry, Inc., 5,981,001 shares of which are held by Chowdry Limited Partnership (a limited partnership, the general partner of which is Chowdry, Inc. and whose limited partner is a trust for the benefit of Mr. Chowdry's children). Mr. Chowdry is the sole stockholder and director of Chowdry, Inc. Mr. Chowdry has the sole voting and disposition powers with respect to these shares. The Chowdry Family Foundation (the "Foundation"), a non-profit corporation, owns 200,000 shares of Common Stock. Mr. Chowdry is one of the Foundation's directors and officers, and as such he may be deemed to share the power to vote and the power to dispose of these shares. However, one person other than Mr. Chowdry has been given authority by the Foundation's Board of Directors to determine whether any disposition of these shares is to be made.

(3) Mr. Foret is no longer employed by the Company.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors held six meetings during 1997. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which the Director served during 1997 (including in the case of each director for purposes of this calculation only such committee and Board meetings as occurred after such Director commenced service on the Board of Directors).

     The Board of Directors has a standing Compensation Committee and a standing Audit Committee. The membership of these committees is determined from time to time by the Board.

     The Compensation Committee, which in 1997 consisted of Michael A. Chowdry and Brian Rowe, held one meeting during 1997. Lawrence W. Clarkson joined the Compensation Committee on April 16, 1998. The Compensation Committee administers the Company's executive compensation programs, which includes determining the bonuses, if any, given to officers, and also administers the Employee Stock Purchase Plan and the portion of the Company's 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") applicable to employees.

     The Audit Committee, which consists of Brian Rowe and David T. McLaughlin, held one meeting during 1997. It has also been the Company's practice to provide detailed financial information at each meeting of the Board of Directors. The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent auditors, recommend the firm of independent auditors to perform such audits, consider non-audit functions proposed to be performed by the independent auditors, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable.

     The Company's non-employee directors receive $12,500 on a quarterly basis for their services, and receive $2,500 for each Board meeting attended in person. Under the Company's Director Stock Plan (the "Director Plan"), non-employee directors have had the option to receive all or a portion of their quarterly renumeration in Common Stock instead of cash. Pursuant to a February 1998 amendment to the Director Plan, 25% of the quarterly compensation of non-employee directors is to be paid in Common Stock and the balance is payable in Common Stock or cash at the non-employee director's option. If a non-employee director elects at the commencement of any quarter to receive his quarterly renumeration, or a portion thereof, in Common Stock, the number of shares received is determined by dividing the average price for the 30-day period immediately preceding the end of the quarter into the amount of compensation earned for the quarter which the non-employee director chooses not to receive in cash.

     In addition, pursuant to a February 1998 amendment to the Company's 1995 Stock Option Plan, non-employee directors of the Company receive options to purchase 2,000 shares of Common Stock upon their initial election or appointment to the Board at an exercise price equal to the fair market value of the Common Stock at the time of such election or appointment, and all non-employee directors receive options to purchase 2,000 shares of Common Stock on August 16 of each year. The Company reimburses non-employee directors for out-of-pocket travel expenditures relating to their service on the Board.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on a review of these reports and written representations from the Company's directors and officers regarding the necessity of filing a report, the Company believes that during 1997 all filing requirements were met on a timely basis, except a Form 3 report was not timely filed for Mr. Rendleman.

            COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

     The members of the Compensation Committee in 1997 were Messrs. Rowe and Chowdry. Mr. Chowdry is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Clarkson joined the Compensation Committee on April 16, 1998.

     In August and September 1995, the Company extended demand loans to three senior vice presidents of the Company in the aggregate of $550,000, bearing interest at an annual rate of 7.50%. Two of the loans plus interest were paid in full in April and May 1996, and the third loan plus interest was paid in full in December 1997. A loan of up to $750,000, bearing interest at 5.87%, was extended in June 1996 to one officer for the purpose of constructing a residence. As of December 31, 1997 the outstanding balance of officer demand loans was $735,000. In February 1998, the Company extended a two year loan for $146,503, bearing interest at a rate of 5.59%, to a vice president of the Company.

     In October 1997, Atlas Flightlease, Inc. ("AFI"), a wholly-owned subsidiary of the Company, purchased from MAC Flightlease, Inc. a Challenger aircraft (the "Challenger") for corporate business travel. Initially, AFI secured a 2-year LIBOR based financing with Bankers Trust Company for approximately 80% of the purchase price of the Challenger. In December 1997, AFI refinanced the Challenger for approximately 100% of its purchase price with Nationsbanc under a 5-year LIBOR based loan which was guaranteed by the Company. The Company paid $15.3 million for the Challenger, which is considered by the Company to be at fair market value.

     Mr. Clarkson is President of Boeing Enterprises and Senior Vice President of Boeing. During 1997, the Company paid Boeing approximately $178.8 million for pre-delivery deposits for the purchase of new aircraft, conversion of certain aircraft into freighter configuration, the purchase of parts and other services.

     Mr. Bernhard is a partner of the law firm Verner, Liipfert, Bernhard, McPherson and Hand which rendered legal services to the Company in 1997, for which the Company paid approximately $243,000.

     Mr. Li is Chairman and Chief Executive of The Bank of East Asia, Limited. Pursuant to a consulting agreement entered into on December 15, 1997 between the Company and The Bank of East Asia, Limited, The Bank of East Asia, Limited received a retainer of $100,000.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for 1997, 1996 and 1995, the compensation of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                               ANNUAL COMPENSATION                    ------------
                                --------------------------------------------------     SECURITIES
                                                                    OTHER ANNUAL       UNDERLYING      ALL OTHER
NAME AND POSITION               YEAR    SALARY(1)      BONUS       COMPENSATION(2)      OPTIONS       COMPENSATION
-----------------               ----    ---------    ----------    ---------------    ------------    ------------
Michael A. Chowdry              1997    $549,569     $  242,500      $   75,941               0         $      0
  Chairman of the Board,        1996     670,414        363,750(3)       50,888               0                0
  Chief Executive Officer and   1995     563,783        240,000          49,684               0                0
  President
Richard H. Shuyler              1997     192,500         87,500          15,248               0                0
  Executive Vice President --   1996     240,897        131,250(3)    1,021,318               0                0
  Strategic Planning,           1995     188,470         87,500          16,013         150,391                0
  Treasurer and Director(4)
James T. Matheny                1997     192,500         87,500           8,758               0                0
  Senior Vice President         1996     180,207        131,250(3)    1,671,822               0                0
  -- Operations                 1995     128,342              0               0          93,750                0
R. Terrence Rendleman           1997     151,250         75,000             570               0                0
  Senior Vice President --      1996      18,750        300,000               0          50,000                0
  Technical Services and        1995           0              0               0               0                0
  Flight Operations(5)
Stanley G. Wraight              1997      58,333         55,000          41,148          20,000                0
  Senior Vice President --      1996           0              0               0               0                0
  Marketing(6)                  1995           0              0               0               0                0
Mickey P. Foret                 1997     301,800              0         156,221               0          800,000
  President and Director        1996     233,333      3,041,049(3)(7)        5,268      300,000                0
                                1995           0              0               0               0                0

---------------

(1) Includes amounts paid under the Profit Sharing Plan.

(2) Represents compensation derived from the exercise of stock options, the furnishing of Company-owned automobiles, relocation cost reimbursements and other personal benefits.

(3) The Compensation Committee determined that, in lieu of cash, a portion of the annual bonuses for Messrs. Chowdry, Foret, Shuyler and Matheny would be paid in stock options having a value based upon the Black-Scholes pricing method equal to the dollar amount of such bonuses. Such stock options will have a term of five years and are immediately exercisable at $26.00 per share. Mr. Chowdry received 35,627 options; Mr. Foret received 17,180 options; Mr. Shuyler received 12,855 options; and Mr. Matheny received 12,855 options.

(4) Mr. Shuyler commenced employment with the Company on June 26, 1994. Mr. Shuyler served as Chief Financial Officer and Senior Vice
    President -- Finance until February 17, 1998, at which time he assumed his current position.

(5) Mr. Rendleman commenced employment with the Company on November 18, 1996.

(6) Mr. Wraight commenced employment with the Company on September 1, 1997.

(7) Mr. Foret commenced employment with the Company on June 1, 1996, and received a signing bonus of $2,865,639. Mr. Foret resigned from the Company on September 17, 1997. Upon termination of employment from the Company, Mr. Foret's options to purchase 300,000 shares of the Company's Common Stock immediately vested and are exercisable for three years following such termination. These options, among other things, are the subject of ongoing litigation and are being contested by the Company.

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1997.

                             OPTION GRANTS IN 1997

                                                                                     POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED ANNUAL
                            NUMBER OF    PERCENTAGE OF                               RATES OF STOCK PRICE
                            SECURITIES   TOTAL OPTIONS                                   APPRECIATION
                            UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERM(2)
                             OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION    ------------------------
NAME                        GRANTED(1)    FISCAL 1997    PER SHARE      DATE          5%            10%
----                        ----------   -------------   ---------   ----------    ---------    -----------
Michael A. Chowdry........    35,627          26.0%       $26.00      4/10/02      $582,537     $1,476,276
Richard H. Shuyler........    12,855           9.4         26.00      4/10/02       210,192        532,673
James T. Matheny..........    12,855           9.4         26.00      4/10/02       210,192        532,673
Stanley G. Wraight........    20,000          14.6         28.13      5/19/07       353,760        896,480
Mickey P. Foret(3)........    17,180          12.5         26.00      4/10/02       280,910        711,888

---------------

(1) There were no stock options granted to Mr. Rendleman.

(2) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for this valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, the Company disavows the ability of this or any other valuation model to predict or estimate the Company's future stock price or to place a reasonably accurate present value on the stock options because all models depend on assumptions about the stock's future price movement, which is unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

(3) Mr. Foret is no longer employed by the Company.

     The following table sets forth information with respect to each of the Named Executive Officers concerning the value of all exercised and unexercised stock options of such individuals at December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                              UNDERLYING               VALUE OF UNEXERCISED
                               SHARES                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Michael A. Chowdry.........       0           $0         35,627             0        $      0       $      0
Richard H. Shuyler.........       0            0         96,365        18,881         932,141        148,688
James T. Matheny...........       0            0         37,021        14,584         190,307        114,849
R. Terrence Rendleman......       0            0         10,000        40,000               0              0
Stanley G. Wraight.........       0            0              0        20,000               0              0
Mickey P. Foret(1).........       0            0        317,180             0               0              0

---------------

(1) Mr. Foret is no longer employed by the Company.

EMPLOYMENT AGREEMENTS

     Mr. Michael A. Chowdry has entered into an employment agreement with the Company that provides for a base salary of $485,000 per annum and discretionary annual bonuses to be determined by the Compensation Committee of the Board of Directors of the Company. The employment agreement will expire June 30, 2002 and is subject to termination by either party with or without cause. If the employment agreement is terminated by the Company without cause, Mr. Chowdry would be entitled to receive a termination payment equal to twelve months of his base compensation.

     The Company has also entered into employment agreements with Messrs. Shuyler and Matheny, each of which will expire on June 30, 1998. The Company entered into an employment agreement with Mr. Rendleman on November 18, 1996, which will expire on November 18, 2001. The Company entered into an employment agreement with Mr. Wraight in May 1997, which became effective on September 1, 1997 and will expire on May 18, 2002. The Company entered into an employment agreement with Mr. Nevin as of February 16, 1998, which will expire on February 15, 2001. Each such agreement will be subject to termination by the Company with or without cause. If such employment agreements are terminated by the Company without cause, the employees are entitled to receive a termination payment equal to twelve months of their base compensation and all the options granted to such employees under the 1995 Stock Option Plan will vest on the date of such termination, except Mr. Rendleman will receive a termination payment equal to twice his base annual compensation. The employment agreement with Mr. Shuyler provides for an annual salary of $250,000. The employment agreements with Messrs. Wraight, Nevin and Matheny each provide for an annual salary of $175,000, respectively, while the employment agreement with Mr. Rendleman provides for an annual salary of $150,000. In addition to the annual salary, each employee may receive an annual bonus at the discretion of the Compensation Committee. Mr. Rendleman is guaranteed a bonus of no less than 50% of his base annual compensation for 1997 and 1998. Pursuant to Mr. Nevin's employment agreement, in February 1998, the Company extended to Mr. Nevin a two year loan, bearing interest at 5.59%. The employment agreements require that the employees devote substantially all of their time to the Company.

     On July 11, 1997, Mr. Clark Onstad, a former executive officer of the Company, resigned from the Company and entered into a consulting agreement with the Company. Pursuant to Mr. Onstad's severance agreement, the Company paid Mr. Onstad $175,000 of compensation and approximately $20,000 for other fringe benefits. In addition, stock options for 18,881 shares of Common Stock at an exercise price of $16.00 per share granted to Mr. Onstad on October 30, 1995 became immediately exercisable. In addition, Mr. Onstad has stock options for 4,750, 37,760 and 12,855 shares of Common Stock at exercise prices of $10.00, $16.00 and $26.00 per share, respectively, which have previously vested.

     The Company entered into an employment agreement with Mr. Foret dated as of April 19, 1996, pursuant to which Mr. Foret began his employment as President of the Company effective June 1, 1996. In addition, Mr. Foret received signing bonuses of $750,000 and $2,115,639 on June 1, 1996 and January 1, 1997,
respectively. In September 1997, the Company entered into a separation agreement with Mr. Foret. Pursuant to this agreement, the Company paid Mr. Foret $800,000 of compensation in accordance with his employment agreement. In addition, stock options for 240,000 shares of Common Stock at an exercise price of $41.75 per share granted to Mr. Foret in June 1996 became immediately exercisable. In addition, Mr. Foret has options for 60,000 and 17,180 shares of Common Stock at exercise prices of $41.75 and $26.00 per share, respectively, which had previously vested. The Company and Mr. Foret are currently in litigation with respect to the terms of the separation agreement, including the options.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy has been to align the interests of the Company's stockholders and executive officers, while promoting teamwork among the Company's executive officers. The Board of Directors and the Compensation Committee, which administers the Company's executive compensation programs, have implemented this philosophy through a compensation program which combines four components: base salary, profit sharing, stock options and, in certain circumstances, bonuses.

     Base Salary. The base salaries of the Company's senior vice presidents and vice presidents were set at the time such executives were hired, and have remained constant. Such salaries as determined at the time of hire were based on several factors, including comparisons with industry compensation levels and the individual executive's prior salary. In addition, base salary determinations were made in conjunction with the other components of executive compensation discussed herein, to assure proper attention to the Company's goals.

Mr. Chowdry's base salary was premised on the salaries of major airline executives, adjusted to reflect in small portion the risk capital which he committed to the start up of the Company.

     Profit Sharing. The Company's Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based upon the Company's pretax profits. The Company is obligated to make an annual profit sharing contribution of ten percent of the Company's pretax profits, which is defined to mean net income before taxes, but excluding (i) any income or loss related to charges or credits for unusual or infrequently occurring items and (ii) extraordinary items reported on separate line items in the Company's income statement. For the years 1997, 1998 and 1999, beginning with an employee's thirteenth month of employment, an employee is entitled to receive a guaranteed profit sharing payment of 10% of salary, except for captains, who receive a guarantee of 20%. In 1997, every officer of the Company who had completed one year of service received the same profit sharing distribution as all other eligible employees.

     Stock Options. The Company's 1995 Stock Option Plan was adopted in March 1995, as a means to attract, retain and motivate selected employees of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance shares and performance units, dividend equivalents and other share based awards.

     Bonuses. The Compensation Committee's policy is to provide a significant portion of executive officers' total compensation through annual bonuses as incentives to achieve the Company's financial and operational goals and increase shareholder value. The Company's bonus arrangements for its executive officers are intended to make a major portion of each executive officer's compensation dependent on the Company's overall performance. Such bonuses are also intended to link executive compensation to shareholder value and to encourage the executives to act as a team. Bonuses are also intended to recognize the executive's individual contributions to the Company.

     After reviewing the performance of the Company's executive officers during 1997 against board approved financial plans of the Company, along with certain industry comparisons, the Committee determined to grant bonuses to executive officers in amounts based on 50% of such officers' base salaries.

Michael A. Chowdry
Brian Rowe

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and the S&P Airlines Index for the dates indicated.

                          TOTAL RETURN TO SHAREHOLDER+

                                                      TOT RET           TOT RET
                                                      S&P 500             S&P            ATLAS AIR
               MEASUREMENT PERIOD                      STOCK            AIRLINE            COMMON
             (FISCAL YEAR COVERED)                     INDEX*            INDEX*           STOCK**
8/10/95                                                     100.00            100.00            100.00
12/31/95                                                    111.14             97.39            104.69
12/31/96                                                    136.66            107.04            298.44
12/31/97                                                    182.26            180.34            150.00

 * Based on Close Price on 8/9/95

** Based on IPO of $16 on 8/10/95

 + Assume $100 invested on August 10, 1995 in each of the Company's Common
   Stock, the S&P 500 Stock Index and the S&P Airlines Index.

            ITEM 2. APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP ("Arthur Andersen") as independent auditors of the Company for the year 1998. Arthur Andersen has performed this function since May 22, 1995.

     Representatives of Arthur Andersen will be present at the Meeting with the opportunity to make a statement, if they wish, and to respond to appropriate questions from stockholders. The affirmative vote of a majority of the shares present and entitled to vote at the Meeting is necessary for the approval of the appointment of Arthur Andersen as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR 1998.

          ITEM 3. APPROVAL OF AMENDMENT TO THE 1995 STOCK OPTION PLAN

     The Board of Directors is recommending, pursuant to a resolution adopted on April 16, 1998, an amendment to the 1995 Stock Option Plan to increase the number of shares of Common Stock authorized for the granting of awards from 2,100,000 to 2,600,000. This amendment must be approved by a majority of the stockholders present, or represented by proxy, and entitled to vote at the Meeting.

     The 1995 Stock Option Plan is intended to provide a means to attract, retain and motivate selected employees of the Company and non-employee directors of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance share and performance units, dividend equivalents and other share based awards. All employees and directors are eligible to participate in the 1995 Stock Option Plan. The portion of the 1995 Stock Option Plan applicable to employees is administered by the Compensation Committee. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the 1995 Stock Option Plan. The Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 1995 Stock Option Plan also provides for certain grants of non-qualified stock options to non-employee directors, and, in the case of such grants, is intended to operate automatically and not require administration.

     An aggregate of 2,100,000 shares of Common Stock have been reserved for issuance under the 1995 Stock Option Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. The proposed amendment would increase the number of shares reserved for issuance to 2,600,000. No eligible employee may receive options or stock appreciation rights under the 1995 Stock Option Plan for more than 300,000 shares of Common Stock (subject to adjustment) during any calendar year.

     The Board has determined that the increase in the number of shares reserved for issuance under the 1995 Stock Option Plan is in the best interests of the Company and its stockholders. The Board believes that grants of stock options are an effective method to attract and retain employees and that the availability of shares for future grants under the 1995 Stock Option Plan is important to the Company's business prospects and operations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSED AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                             STOCKHOLDER PROPOSALS

     The Company will not consider including a stockholder's proposal for action at its 1999 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than January 1, 1999.

                                            By Order of the Board of Directors,

                                            /s/ DAVID BRICTSON
                                            DAVID BRICTSON
                                            Secretary

Dated: April 28, 1998

Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                                ATLAS AIR, INC.
                   538 COMMONS DRIVE, GOLDEN, COLORADO 80401

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JUNE 3, 1998

    The undersigned hereby constitutes and appoints Michael A. Chowdry and Richard H. Shuyler, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Atlas Air, Inc. to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado 80202, on Wednesday, June 3, 1998 at 10:00 a.m. Denver time and at any adjournments thereof, on all matters coming before said meeting.

(1) Election of Directors.      Nominees:      [ ] For      [ ] Withheld

    Beri Bernhard, Michael A. Chowdry, Lawrence W. Clarkson, David K.P. Li,
             David T. McLaughlin, Brian Rowe and Richard H. Shuyler

      (To withhold vote for any individual nominee write that name below.)

--------------------------------------------------------------------------------

2. Ratification of appointment of Arthur Andersen LLP as independent public accountants.

                   [ ] For      [ ] Against      [ ] Withheld

3. Approval of amendment to the 1995 Stock Option Plan.

                   [ ] For      [ ] Against      [ ] Withheld

4. In their discretion, upon other matters as they may properly come before the meeting.

                (Continued and to be signed on the other side.)

                          (Continued from other side.)

You are encouraged to specify your choices by marking the appropriate boxes, see reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The persons named on the reverse side as agents and proxies cannot vote your share unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                           Dated

                                          -------------------------------------,
                                           1998

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                                       Signature(s)

                                           Please mark, sign and return promptly
                                           using the enclosed envelope.
                                           Executors, administrators, trustees,
                                           etc. should give a title as such. If
                                           the signer is a corporation, please
                                           sign full corporate name by duly
                                           authorized officer.